Exhibit 99.1

Tel-Instrument Electronics Reports Net Income of $600K for FY 2021

East Rutherford, NJ – June 29, 2021 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $600,057 or $0.09 per basic share and $0.12 per diluted share on revenues of $11.6 million for the 2021 fiscal year ending March 31, 2021.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO, commented, “Fiscal year 2021 was challenging for TIC as the COVID-19 pandemic materially impacted commercial sales and delays to parts deliveries from our supply chain substantially reduced production deliveries. This led to a 27% decline in sales to $11,582,520 for the year ended March 31, 2021, and a $3.6 million increase in the year-end sales backlog. Gross Margin decreased by $2.6 million as compared to 2020 as a result of lower revenues and a six-percentage point decline in our gross margin percentage. This was caused by adverse manufacturing variances resulting from the reduced volume levels and plant inefficiencies due to delayed parts deliveries. Total operating expenses for the year declined by approximately $150,000. This expense reduction was achieved despite one-time professional fees of $300,000 related to discontinued M&A discussions and a government contract protest. Operating income declined sharply to $73,000 versus $2,552,492 million in the year ago period. Net income was $600,057 for fiscal year 2021 as compared to $4,736,490 in fiscal year 2020. This equated to $0.09 per share basic income per common share and $0.12 per share on a fully diluted basis. In evaluating the year-over -year results, the sharp decline in revenue and profitability was mostly attributable to supply chain issues and the large one-time professional fees incurred in fiscal year 2021.

The Company’s cash balance on March 31, 2021, was $5.5 million, including the $2 million of restricted cash to support the appeal bond. Net working capital improved by $1.3 million from the year-ago period to $3.2 million. The Company repaid its external bank line and began paying quarterly preferred dividends in the fourth quarter of the last fiscal year. The Company currently has $722,577 of external debt as a result of the second PPP loan draw. The Company plans to file for full loan forgiveness in the second quarter of the current fiscal year.

Looking ahead, TIC expects much improved fiscal year 2022 results and we are well positioned for future long-term growth. The opportunities include software and hardware upgrades for our Mode 5 test sets; the MADL high frequency test set under development for Lockheed Martin; and the upcoming release of our SDR/OMNI test set for military and commercial customers. The commercial avionics sector is starting to show signs of a modest rebound and our core military business remains strong with the year-end sales backlog growing to $7.6 million. The supply chain disruptions appear to be easing in conjunction with the success of the U.S. vaccination effort and TIC is expecting substantially improved results and profitability starting in the first quarter of fiscal year 2022. The Company continues to capture the lion’s share of the Mode 5 domestic and international test set business. The Company is also working on Mode 5 Level 2B, the next generation of Mode 5 . This could lead to funded software upgrades in the future for our domestic and international Mode 5 customers. The U.S. Navy is also considering a mid-life update of our CRAFT product line which could entail funded engineering starting next fiscal year and would ensure the ongoing production of this key test set which is used by the F-35 program.

The Company is also actively working on expanding out of its current core avionics test set market. TIC is working with Lockheed Martin (LMCO) on a new MADL test set. TIC was awarded this contract after winning a $956,000 competitive solicitation. MADL is a secure communications radio for the F-35. This operates in a much higher frequency range than our other test sets. The contract has been put on hold for at least the next four months due to LMCO funding issues, but we are hopeful that the contract will resume this fall. TIC has completed the majority of the development work on this new test set. If the funding issue is resolved, this could generate substantial recurring revenues for the Company.

TIC has completed the upgrade of the new 4.5-pound SDR/OMNI hand-held test set to include a much faster processor with improved video graphics processing capability. With the COVID pandemic’s negative impact on commercial aviation, the Company has focused its engineering efforts on developing a secure communications and navigation test set for the U.S. military. The U.S. military will need to upgrade thousands of existing communication and navigation test sets over the next several years to address the new frequency and waveform requirements for military radios and we believe the SDR/OMNI is well-positioned to capture a meaningful share of this business. The communications software is now largely completed, and we are in the product verification and testing stage. The goal is to start selling a military communications tester this year and then release the commercial avionics test set which will include the new communications and navigations test functions.

With respect to the Aeroflex litigation, the Company has appealed the $4.9 million judgment and has set aside $2 million in restricted cash to support an appeal bond. The appeal submissions were complete prior to the COVID-19 pandemic but no progress has been made since last year, due to closures and other delays related to the pandemic. We continue to believe that an error was made in the legal ruling with respect to standing and other issues during the trial, and that we have strong grounds for the award to be vacated or reduced. In the event the Company is not successful in its appeal, the Company has adequate cash resources and credit availability to discharge any potential obligation.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Balance Sheets

ASSETS	March 31, 2021	March 31,2020
Current assets:
Cash	$3,485,275	$3,126,195
Accounts receivable, net of allowance for doubtful accounts of $7,500 and $7,500, respectively	1,933,321	1,411,644
Inventories, net	3,437,989	3,092,679
Restricted cash to support appeal bond	2,011,050	2,008,544
Prepaid expenses and other current assets	263,067	447,195
Total current assets	11,130,702	10,086,257

Equipment and leasehold improvements, net	200,769	263,750
Operating lease right-of-use assets	1,922,805	306,740
Deferred tax asset, net	2,675,040	2,648,013
Other assets	35,110	35,109

Total assets	$15,964,426	$13,339,869

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$-	$680,000
Finance lease obligations – current portion	-	49
Operating lease liabilities – current portion	201,883	214,793
Accounts payable	906,149	739,810
Deferred revenues – current portion	150,709	145,168
Accrued expenses - vacation pay, payroll and payroll withholdings	457,232	512,732
Accrued legal damages	5,889,023	5,657,549
Accrued expenses – other	365,975	295,213
Total current liabilities	7,970,971	8,245,314

Operating lease liabilities – long-term	1,720,921	91,947
Long Term Debt-PPP	722,577	-
Deferred revenues – long-term	332,428	327,132

Total liabilities	10,746,897	8,664,393

Commitments and contingencies

Stockholders’ equity
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,695,998	3,515,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,147,367	1,087,367
Common stock, 7,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	7,318,620	7,616,624
Accumulated deficit	(7,270,042)	(7,870,099)

Total stockholders’ equity	5,217,529	4,675,476

Total liabilities and stockholders’ equity	$15,964,426	$13,339,869

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Statements of Operations

	For the years ended March 31,
	2021	2020

Net sales	$11,582,520	$15,774,943

Cost of sales	6,800,021	8,365,042

Gross margin	4,782,499	7,409,901

Operating expenses:
Selling, general and administrative	2,165,190	2,477,548
Litigation expenses	248,004	140,050
Engineering, research and development	2,295,901	2,239,811

Total operating expenses	4,709,095	4,857,409

Income from operations	73,404	2,552,492

Other income (expense):
Interest income	7,483	5,819
Change in fair value of common stock warrants	-	(73,000)
Forgiveness of PPP Loan	722,577	-
Interest expense	(29,779)	(55,557)
Interest expense – judgment	(231,474)	(342,544)
Other Income	30,819	-

Total other (expense) income	499,626	(465,282)

Income before income taxes	573,030	2,087,210

Benefit for income taxes	(27,027)	(2,649,280)

Net income	600,057	4,736,490

Preferred dividends	(320,000)	(320,000)

Net income attributable to common shareholders	$280,057	$4,416,490

Basic income per common share	$0.09	$1.36
Diluted income per common share	$0.12	$0.95

Weighted average number of shares outstanding
Basic	3,255,887	3,255,887
Diluted	5,073,165	4,960,665